Exhibit 99.1

April 23, 2007
7:00 AM ET

ARROWHEAD SUBSIDIARY UNIDYM, AND CARBON NANOTECHNOLOGIES, INC.

CLOSE MERGER

Combination Creates Leader in Carbon Nanotubes

PASADENA, Calif. – April 23, 2007 – Arrowhead Research Corporation (NASDAQ: ARWR) announced today that its majority-owned subsidiary, Unidym, Inc., has closed the merger with Carbon Nanotechnologies, Inc. (“CNI”). The combined company, which will operate under the Unidym name, has the dominant portfolio of carbon nanotube-related patents and is one of the largest manufacturers of carbon nanotubes in the world. The merger positions the company as a leader in bringing carbon nanotube-based products to market.

“In addition to integrating the operations of the two companies, our priority over the coming months will be developing strategic partnerships and the licensing program,” said R. Bruce Stewart, Arrowhead’s Chairman. “We expect the merger to stimulate increased interest in carbon nanotube technology.”

CNI was founded in 2000 by the late Rice University professor Richard Smalley who received the Nobel Prize for his work in carbon nanotubes. His pioneering work led to a suite of patents that covers technologies being used today to develop nanotube-based products. CNI has more than 100 patents (including 54 issued U.S. patents) and patent applications covering compositions of matter, methods of manufacturing, processing and products incorporating carbon nanotubes, with over 5000 claims in various stages of prosecution.

Unidym is developing carbon nanotube-based products for the electronics industry. The company’s first product is a transparent electrode that is intended to replace the indium tin oxide (ITO) electrodes in products such as flat-panel displays used in televisions, laptop computers, mobile phones and touch screens, solar cells, and solid state lighting. The total existing market for this product is approximately $1 billion. Unidym has already provided samples to potential customers in each of its target industries. Unidym’s second product is a carbon nanotube-based thin film transistor (TFT) intended for the emerging flexible (also known as printable) electronics industry.

Under the terms of the deal, Arrowhead transferred to the combined company its sponsored research agreements with Duke University and the University of Florida, as well as accelerated an additional capital contribution of $4 million. Arrowhead maintains majority-ownership of Unidym.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) is a publicly-traded nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries founded on nanotechnologies originally developed at universities.

The company works closely with universities to source early stage deals and to generate rights to intellectual property covering promising new nanotechnologies. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications, including anti-cancer drugs, RNAi therapeutics, carbon-based electronics and compound semiconductor materials.

About Unidym

Unidym, Inc. is developing low-cost, carbon-based materials, processes, and devices for the electronics industry. The Company’s initial product is a thin, transparent film of carbon nanotubes that replaces the expensive, failure-prone materials currently employed by manufacturers of devices such as touch screens, flat panel displays, and solid state lighting. Unidym is also developing novel carbon nanotube-based transistors and conductive inks for the printable electronics industry to replace today’s complex and capital intensive semiconductor manufacturing processes with inexpensive, solution-based printing processes. Unidym differentiates itself through its emphasis on low-cost materials and processes, in-house carbon nanotube production, aggressive partnership strategy, and significant intellectual property portfolio that includes foundational IP in both of its initial applications.

About Carbon Nanotechnologies, Inc.

CNI has more than 100 patents and patent applications with a total of about 5000 claims in various stages of prosecution. The portfolio of 100 patents and applications includes about 850 composition of matter claims. CNI has several pilot plants to produce single-wall and other small-diameter carbon nanotubes in operation at its location in west Houston.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Virginia E. Dadey	Sean Olson
Vice President, Investor Relations	President
Arrowhead Research Corporation	Unidym, Inc.
212-541-3707	650-462-1935
vdadey@arrowres.com	sean.olson@unidym.com